News Release

Firsthand Technology Value Fund Settles Proxy Contest
With Bulldog Investors

San Jose, CA, May 2, 2014 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, announced today that it has entered into an agreement with Bulldog Investors, LLC (“Bulldog”), the Fund’s largest shareholder group.

Under the terms of the settlement, Bulldog has agreed to (1) withdraw its two nominees for the Fund’s Board of Directors, (2) withdraw its proposals regarding (i) termination of the Fund’s Investment Management Agreement and (ii) consideration by the Board of a share repurchase program, (3) not present any proposals at the Annual Meeting, and (4) vote its shares in accordance with the Board’s recommendations.

The settlement also provides that the Fund’s Board approve a plan for the Fund to repurchase up to $10 million of common stock in open market purchases during 2014, and to conduct a self-tender offer for at least $20 million worth of common stock at 95% of net asset value to be completed no later than January 31, 2015. Further, the Fund has agreed to liquidate its Facebook and Twitter holdings no later than September 30, 2014 and October 31, 2014, respectively, and to distribute any net realized gains from those holdings to shareholders within 60 days of completing those liquidations.

The Fund intends to deliver updated proxy materials and voting instructions to shareholders. Shareholders needing any assistance voting their shares should call 1.800.733.6198.

News Release
About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com